EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of this 16 day of April, 2010, by and between AMERICAN ACHIEVEMENT CORPORATION and any successors thereto (collectively referred to as the “Company”) and DONALD J. PERCENTI (“Executive”).

The parties hereby agree as follows.

1. EMPLOYMENT.  Executive will serve the Company in an executive capacity as Chairman, and shall be based in Austin, Texas.  Executive shall report to the Chief Executive Officer and the Board of Directors of the Company (the “Board”).  Executive will perform, faithfully and diligently, the services and functions assigned to him from time to time, will carry out the functions of his office and furnish his best advice, information, judgment and knowledge with respect to the business of the Company and its subsidiaries, if any.  Executive shall serve as a member of the Board of the Company during the Employment Term (as defined below).  Executive agrees to perform such duties as hereinabove described and to devote full time, attention and energy to the business of the Company.  Executive will not, during the Employment Term, engage in any other business activity if such business activity would materially impair Executive’s ability to carry out his duties under this Agreement.

2. TERM.  The period of the Executive’s employment under this Agreement (the “Employment Term”) shall commence on the date hereof and shall terminate on the third anniversary of the date of this Agreement; provided, however, that the Employment Term may be automatically extended for an additional year at the end of such term (and at the end of each subsequent term), unless at least 60 days prior to any such anniversary date, the Company shall give notice to Executive that the termination date shall not be so extended.

3. COMPENSATION AND OTHER BENEFITS.

3.1. SALARY.  During the Employment Term, the salary compensation to be paid by the Company to Executive and which Executive agrees to accept from the Company for services performed and to be performed by Executive hereunder shall be an annual gross amount, before applicable withholding and other payroll deductions, of $424,360, payable in equal bi-weekly installments of $16,321.54.

3.2. INCENTIVE PLAN UNITS.  Executive has been granted units under the American Achievement Corporation Executive Cash Incentive Plan (the “CIP”) and the American Achievement Corporation Supplemental Incentive Plan (the “SIP”) in such manner as set forth on Exhibit A hereto, and such units, if not already fully vested as indicated on Exhibit A, shall have the vesting schedules set forth on Exhibit A.  Furthermore, any such units, if not fully vested, shall fully vest upon a Liquidity Event (as described in said Plans) or upon the termination of Executive’s employment.

3.3. BENEFITS.  During the Employment Term, Executive shall be entitled to participate in such employee benefit programs, plans and policies as are maintained by the Company and as may be established for the employees of the Company from time to time on the same basis as other executive employees are entitled thereto.  In addition, the Company shall pay to the Executive a car allowance of $750 a month.

It is understood that the establishment, termination or change in any such Executive employee benefit programs, plans or policies shall be at the instance of the Company in the exercise of its sole discretion, from time to time, and any such establishment, termination or change in such program, plan or policy will not affect this Agreement so long as Executive is treated on the same basis as other executive employees participating in such program, plan or policy, as the case may be.  Upon termination of employment under this Agreement, without regard to the manner in which the termination was brought about, Executive’s rights in such employee benefit programs, plans or policies shall be governed solely by the terms of the program, plan or policy itself and this Agreement.  Executive shall be entitled to an annual paid vacation in accordance with the company’s personnel policy for his years of service completed as an employee of the Company (and, if applicable, the Company’s predecessors).

4. WORKING FACILITIES.  During the term of his employment under this Agreement, Executive shall be furnished with a private office, stenographic services and such other facilities and services as are commensurate with his position with the Company and adequate for the performance of his duties under this Agreement.

5. EXPENSES.  During the Employment Term, Executive is authorized to incur reasonable out-of-pocket expenses for the discharge of his duties hereunder and the promotion of business of the Company, including expenses for entertainment, travel and related items.  The Company shall reimburse Executive for all such expenses upon presentation by Executive from time to time of itemized accounts of expenditures incurred in accordance with customary Company policies.

6. TERMINATION.  Executive’s employment under this Agreement may be terminated with or without cause or reason by either Company or Executive upon the following terms and conditions.

6.1. TERMINATION BY COMPANY FOR CAUSE.  If any of the following events or circumstances occur, the Company may terminate Executive’s employment under this Agreement at any time during this Agreement for any of the following causes (each a “Cause”).

(i) conviction of a felony;

(ii) willful failure to perform the Executive’s material duties and responsibilities to the Company and any individual, corporation, limited liability company, association, partnership, estate, trust or any other entity or organization, other than the Company or any of its Affiliates (“Person”) directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise (“Affiliates”) which remains uncured after 30 days’ notice from the Company specifying in reasonable detail the nature of the willful failure or negligence;

(iii) fraud or embezzlement with respect to the Company or any of its Affiliates;

(iv) willful failure or refusal to carry out a lawful and proper directive of the Board; or

(v) willful, material breach of contractual obligations to the Company with respect to confidentiality, non-competition or non-solicitation.

Upon payment by the Company to Executive of all salary earned but unpaid, accrued and unused vacation and any accrued and unpaid bonus, to the date of such termination (which payments shall be made at the time prescribed by law, but in no event later than 30 days following termination of the Executive’s employment (the “Final Compensation”)), the Company shall have no further obligation or liability to Executive and Executive will not be entitled to receive the Termination Payments or Termination Benefits (as such terms are defined below).

6.2. TERMINATION BY COMPANY WITHOUT CAUSE.  In the event of the termination of Executive’s employment under this Agreement by the Company during the Employment Term without Cause (as defined in Section 6.1 above), then in addition to Final Compensation, Executive will be entitled to receive bi-weekly payments equal to his bi-weekly salary compensation hereunder (“Termination Payments”), less legally required withholdings, for a period of the greater of 18 months or the remainder of the Employment Term.  In addition to the Termination Payments, Executive will be entitled to elect the continuation of health benefits under COBRA and the Company will pay the COBRA premiums for an 18-month period, beginning on the date that Executive’s health coverage ceases due to his termination (“Termination Benefits”).  If Executive obtains employment while he is entitled to receive the Termination Benefits, the payment of the Termination Benefits shall cease upon Executive becoming covered under the new employer’s health coverage plan.  The combination of the Termination Payments and the Termination Benefits constitute the sole amount to which Executive is entitled if termination is without Cause.

6.3. TERMINATION BY EXECUTIVE WITHOUT GOOD REASON.  Executive may terminate his employment under the Agreement without Good Reason (as defined in Section 6.4 below) upon the giving of 90 days written notice of termination.  In the event of such termination, in addition to Final Compensation, the Company may elect to pay Executive six months of base salary in lieu of 90 days notice, in which event Executive’s services to the Company will be terminated immediately.  No Termination Payments or Termination Benefits other than as set forth in Section 6.3 shall be payable upon Executive’s termination of this Agreement without Good Reason.

6.4. TERMINATION BY EXECUTIVE WITH GOOD REASON.  Executive may terminate his/her employment under this Agreement for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(i) Relocation of the Executive’s offices anywhere other than Austin, Texas without his consent; or

(ii) Failure of the company to provide the Executive base salary, incentive compensation and other benefits in accordance with the terms of this Agreement, excluding an inadvertent failure which is cured within ten business days following notice from the Executive specifying in reasonable detail the nature of such failure.

In the event of termination under this Section 6.4, in addition to Final Compensation, the Company shall pay to Executive the same Termination Payments and Termination Benefits to which Executive would have been entitled had he been terminated by the Company without Cause.

6.5. DEATH OR PERMANENT DISABILITY.  Executive’s employment under this Agreement shall terminate upon Executive’s death or permanent disability (as defined in the Company’s or Executive’s disability insurance policies).  Other than for payment of Final Compensation, no Termination Payments or Termination Benefits shall be payable upon Executive’s death or permanent disability.

6.6. RELEASE AGREEMENT.  The Termination Payments and Termination Benefits pursuant to Section 6 are contingent upon Executive executing a general release of claims in a form to be provided by the Company not later than five days following the termination of Executive’s employment.  (the “Release Agreement”).  The Release Agreement must be signed by Executive and returned to the Company not later than the date specified therein, which shall not be later than forty-five days following the date the Release Agreement is delivered to Executive.  Termination Payments shall commence, if at all, on the next regular payroll date following the date the Release Agreement becomes effective according to its terms, but in no even later than sixty days following termination of Executive’s employment.  It is understood that Executive may preserve all rights and causes of action in the event of termination by the Company and evidence of release of same will only be by execution of said Release Agreement after termination.

6.7. TIMING OF PAYMENTS AND SECTION 409A.

(i) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

(ii) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iii) In no event shall the Company have any liability relating to any payment or benefit under this Agreement failing to comply with, or be exempt from, the requirements of Section 409A, provided that, the foregoing shall not relieve the Company from making any payments or providing any benefits required pursuant to this Agreement.

7. CONFIDENTIALITY.  During and after the term of employment under this Agreement, Executive agrees that he shall not, without the express written consent of Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other Person, any of Company’s trade secrets, proprietary data or other confidential information, which trade secrets, proprietary date or other confidential information was communicated to or otherwise learned or acquired by Executive during his employment relationship with Company (“Confidential Information”), except that Executive may disclose such matters to the extent that disclosure is required (a) at Company’s direction or (b) by a court or other governmental agency of competent jurisdiction.  As long as such matters remain trade secrets, proprietary data or other confidential information, Executive shall not use such trade secrets, proprietary data or other confidential information in any way or in any capacity other than as expressly consented to by Company.

8. COVENANT NOT TO COMPETE OR SOLICIT.

8.1. Executive agrees, for the length of time he receives Termination Payments after the termination of his employment under this Agreement, to refrain, without written permission of the Company, from becoming involved in any way, within the boundaries of the United States, in the business of manufacturing, designing, servicing or selling the type of jewelry or fine paper or other scholastic, licensed sports, insignia, recognition or affinity products manufactured or sold (or then contemplated to be manufactured or sold) by the Company, its divisions, subsidiaries and/or other affiliated entities, including, but not limited to, as an employee, consultant, independent representative, partner or proprietor.

8.2. Executive also agrees to refrain during his employment under this Agreement, and in the event of the termination of his employment under this Agreement for Cause or by Executive without Good Reason, for one year thereafter, without written permission from the Company to the contrary, from diverting, taking, soliciting and/or accepting on his own behalf or on the behalf of another person, firm, or Company, the scholastic, licensed sports, insignia, recognition or affinity business of any customer of the Company, its divisions, subsidiaries and/or affiliated entities, or any potential customer of the Company, its divisions, subsidiaries and/or affiliated entities whose identity became known to Executive through his employment by the Company and to which the Company has made a written business proposal or provided written pricing information before the termination of Executive’s employment under this Agreement.

8.3. Executive agrees to refrain during his employment under this Agreement, and in the event of the termination of his employment under this Agreement for Cause for a period of one year thereafter, from inducing or attempting to influence any Executive or independent representative of the Company, its divisions, subsidiaries, and/or affiliated entities to terminate his employment or association with the Company or such other entity.

8.4. Executive further agrees that the covenants in Sections 8.1 through 8.2 are made to protect the legitimate business interests of the Company, including interests in the Company’s “Confidential Information,” as defined in Section 7 of this Agreement, and not to restrict his mobility or to prevent him from utilizing his skills. Executive understands as a part of these covenants that the Company intends to exercise whatever legal recourse it may have against him for any breach of this Agreement and in particular for breach of these covenants.  Executive and the Company further agree that, in the event that any provision of this Section 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  It is also agreed that each of Company’s Affiliates shall have the right to enforce all of Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 8.

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9. CONTROLLING LAW AND PERFORMABILITY.  The execution, validity, interpretation and performance of this Agreement will be governed by the laws of the State of Texas.

10. SEPARABILITY.  If any provision of this Agreement is rendered or declared illegal or unenforceable, all other provisions of this Agreement will remain in full force and effect.

11. NOTICES.  All notes, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided (a) by hand (in which case, it will be effective upon delivery), (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission) or (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service) in each case, to the address (or facsimile number) listed below:

If to Executive:                      Donald J. Percenti
c/o American Achievement Corporation
7211 Circle S Road
Austin, TX 78745
Fax: 512-443-5213

If to the Company:               Chief Executive Officer
American Achievement Corporation
7211 Circle S Road
Austin, TX 78745
Fax: 512-_______

12. ASSIGNMENT.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns.  The rights and obligations of Executive under this Agreement are of a personal nature and shall neither be transferred nor assigned in whole or in part by Executive.

13. NON-WAIVER.  No waiver of or failure to assert any claim, right, benefit or remedy hereunder shall operate as a waiver of any other claim, right, benefit or remedy of the Company or Executive.

14. REVIEW AND CONSULTATION.  Executive acknowledges that he has had a reasonable time to review and consider this Agreement and has been given the opportunity to consult with an attorney.

15. ENTIRE AGREEMENT AND AMENDMENTS.  This Agreement between the Company and Executive contain the entire agreement of Executive and the Company relating to the matters contained in this Agreement and supersedes all prior agreements and understandings, oral or written, between Executive and the Company with respect to the subject matter herein.  This Agreement may be changed only by an agreement in writing by Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

AMERICAN ACHIEVEMENT CORPORATION

By:  _/s/ W. GREGG SMART_______
Authorized Person

_/s/ DONALD J. PERCENTI________
Donald J. Percenti

Exhibit A
			Dates		Units
	Supp Doc	ANP	Exec	Term	Time Based	Liquidity	Total	Vested	% of Total
Don Percenti
Per contract	1		03/25/04		6,583.5	6,583.5	13,167.0	7,900.3	60.0%	3/25/2005	1,316.7
	2									9/25/2005	658.4
										3/25/2006	658.4
										3/25/2007	1,316.7
										3/25/2008	1,316.7
										3/25/2009	1,316.7
										3/25/2010	1,316.7

	2		08/25/05		1,803.6	2,576.6	4,380.2	2,318.9	52.9%	3/25/2006	257.7
										3/25/2007	515.3
										3/25/2008	515.3
										3/25/2009	515.3
										3/25/2010	515.3

	3		07/31/06		1,250.0		1,250.0	1,250.0	100.0%	7/31/2006	1,250.0

	15		09/01/06		800.0	800.0	1,600.0	480.0	30.0%	9/1/2007	160.0
										9/1/2008	160.0
										9/1/2009	160.0

	5		11/15/06		913.0	0.0	913.0	913.0	100.0%	11/15/2006	913.0

FY07 Bonus	6		02/07/08		153.0		153.0	153.0	100.0%	2/7/2008	153.0

Per resolution 2/7/08 - vests 8/30/08	7		02/07/08		1,500.0		1,500.0	1,500.0	100.0%	8/30/2008	1,500.0

Per resolution 12/1/09 - 100 TB will vest 3/24/10	26		12/01/09		600.0	400.0	1,000.0	600.0	60.0%	12/1/2009	600.0

				Sub-Total	13,603.1	10,360.1	23,963.2	15,115.2	63.1%